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                                                                    EXHIBIT 99.1
Immediately

Scarlett Lee Foster  (314-694-2883)  scarlett.l.foster@monsanto.com


MONSANTO EXECUTIVES REITERATE COMMITMENT TO FOCUS AND GROWTH IN PRESENTATION TO FINANCIAL COMMUNITY


       NEW YORK, Oct. 19, 1998 - Monsanto Company executives reiterated their commitment to fund the growth of the company's core businesses in a presentation to the financial community here today.
       "We intend to sustain strong financial results from our core businesses, using those funds to develop and launch new products, and to divest assets and eliminate expenses that are unrelated to those tasks," said Robert B. Shapiro, Monsanto chairman and chief executive officer.
       Shapiro added that the income contributions of the base businesses have grown at a compound annual growth rate in excess of 20 percent since 1995, if growth investments and expenses are excluded. That trend is expected to continue. Most technology, infrastructure expansion and acquisition-related costs are included in Monsanto's calculation of growth spending.
       Company executives also said that 1999 would be a transition year reflecting the following factors:

       - expected continued strong performance from Monsanto's core businesses;

       - increased expenses for new product development and global infrastructure;

       - the timing and success of new product launches and related expenses;

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       - the timing and terms of partnering arrangements covering some of the company's pharmaceutical products now in development; and

       - the effect of global economic conditions on demand and prices for agricultural products.

       Monsanto Chief Financial Officer Gary Crittenden told the audience that Monsanto would continue to invest its cash flow in promising products and technologies. Including growth expenses, net income is expected to increase substantially in 2000 and beyond as the income from new pharmaceutical and agricultural biotechnology products, and from seed company acquisitions is realized. The company is in the process of implementing plans for financing over the next few years, including the divestiture of non-core assets, to ensure it has the necessary financial flexibility as it completes pending acquisitions and prepares for the commercialization of the new product pipeline. Because of the need to retain flexibility for asset sales, the company intends to account for its pending acquisition of Delta and Pine Land Company using purchase accounting.

       Monsanto has more than 50 new products being developed by its agricultural business. In addition, the company's Searle subsidiary could be launching up to 10 major new pharmaceutical products worldwide in the next four years. Pending global regulatory approvals, the company anticipates launching Celebrex, a proposed member of a new class of drugs known as specific COX-2 inhibitors, next year. This agent is under priority review by the U.S. Food and Drug Administration for acute or chronic use in the treatment of the signs and symptoms of osteoarthritis and rheumatoid arthritis, and for the management of pain. Significant late-stage clinical trials for two of Searle's antithrombotic drugs, xemilofiban and orbofiban, are moving to completion and regulatory submission in 1999. Subject to regulatory approvals, these orally active agents are expected to be used for the acute and chronic treatment of platelet driven diseases, including coronary heart disease, myocardial infarction and stroke.

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       Monsanto is a life sciences company, committed to finding solutions to the growing global needs for food and health by applying advanced bioscience and biotechnology to agriculture, nutrition and health to produce high-value agricultural products, pharmaceuticals and food ingredients.



       Note to editors: Celebrex is a trademark of Monsanto Company and its subsidiaries.


       This release includes forward-looking statements regarding future performance. These forward-looking statements are based on current expectations, currently available information and assumptions that the company believes to be reasonable. However, forward-looking statements necessarily involve risks and uncertainties and actual results may differ materially from those suggested. Certain factors that could cause actual results to differ materially include, but are not limited to: worldwide economic conditions, particularly those affecting the agricultural and pharmaceutical businesses; the ability to obtain funding upon favorable terms to finance growth; the ability to complete and integrate acquisitions and alliances; the successful realization of research and development efforts, including the ability to secure and defend intellectual property rights and to be first to market; obtaining and maintaining regulatory approvals and consumer acceptance of key products; the effect of generic competition, particularly with respect to glyphosate-based herbicides; and other factors listed in Monsanto's 10-K, 10-Q and 8-K filings with the Securities and Exchange Commission.